Exhibit 10.1

June 30, 2009

By Hand Delivery

Mr. Kevin M. Farr

Mattel, Inc.

333 Continental Blvd.

El Segundo, CA 90245

Dear Kevin:

Pursuant to Section 1 of the employment agreement between you and Mattel, Inc. (“Mattel”), dated as of March 28, 2000 and as thereafter supplemented and amended (the “Agreement”), this letter shall serve as notice under the Agreement that the Employment Period (as defined in the Agreement) will not be further extended. This notice will be effective as of September 1, 2009 and, subject to the terms of the Agreement, the Employment Period generally is scheduled to expire on September 1, 2012.

The Agreement will continue to govern your employment with Mattel until the end of the Employment Period (or the end of the 18-month period contemplated in Section 5(f) of the Agreement, if applicable), and will remain in full force and effect until such date. You are not entitled to any payments or benefits under the Agreement solely as a result of Mattel’s delivery of this notice. Nothing in the foregoing paragraph shall be construed as affecting any other right of you or Mattel under any other provision of the Agreement, including, without limitation, your or Mattel’s ability to terminate the Agreement and your employment thereunder or your right to receive certain payments in the event of such a termination.

Enclosed is a copy of the Mattel, Inc. Executive Severance Plan (the “Severance Plan”), together with a letter agreement confirming your eligibility for the Severance Plan. The Severance Plan will succeed the Agreement and, if then in effect, apply in the event of your termination of employment following the expiration of the Agreement. Please indicate your desire to participate in the Severance Plan according to the terms and conditions set forth in the Severance Plan and your letter agreement by signing the enclosed letter agreement and returning an executed copy to me within thirty (30) days of the date hereof.

Mattel, Inc.

/s/ Robert A. Eckert
By: Robert A. Eckert
Title: Chairman & CEO

Enclosures